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Exhibit 99.1

APEX SILVER MINES CORPORATION

Apex Silver Mines Limited Reports Second Quarter 2003 Results

        Denver, CO, August 8, 2003/PRNewswire/ Apex Silver Mines Limited (Amex: SIL) today reported a loss of $2.1 million, or $0.06 per share, for the second quarter of 2003, compared to a loss of $3.3 million, or $0.09 per share for the second quarter of 2002. In the first half of 2003 and 2002 Apex Silver's net loss was $3.8 million and $4.3 million or $0.10 and $0.12 per share, respectively. At June 30, 2003, Apex Silver's cash and cash equivalents amounted to $41.4 million compared to $43.3 million at March 31, 2003. During the 2003 second quarter, long term debt was reduced from $0.8 million to $0.7 million. The lower net loss in the second quarter 2003 compared to the same period of 2002 was primarily attributed to an approximate $900,000 reduction in administrative expenses accomplished through reductions in the workforce and use of consultants. Other costs remained about the same.

Apex Silver Expands Its Exploration Property Portfolio

        In line with its strategy to build a solid foundation for future growth, during the first half of 2003, Apex Silver expanded its exploration property position in primary precious metals producing areas of South America. At June 30, 2003, the company had 39 property groups encompassing approximately 310,000 hectares (or 765,000 acres) of prime prospective land in primarily Bolivia, Peru and Mexico, compared to 34 property groups covering approximately 280,000 hectares or 700,000 acres at December 31, 2002. The company continues to advance its projects on an exceptionally cost efficient basis.

Keith Hulley Launches New Silver Investment Initiatives as Incoming President of the Silver Institute

        On July 1, 2003, Keith R. Hulley, Apex Silver's President and Chief Executive Officer, was elected to the position of President of the Silver Institute for a two-year term. The Silver Institute is based in Washington, D.C. and was founded in 1971 as a non-profit international association of miners, refiners, fabricators and users of silver.

        "At this critical point in the global economic cycle, as well as what may be the early stages of a bull market in precious metals, I am very excited to serve as President of an organization dedicated to silver," said Mr. Hulley. "Silver is both an industrial metal and a precious metal. In addition to being the most conductive and reflective of all metals, it possesses unique anti-bacterial qualities and (as with gold) exceptional malleability. At the same time, silver is a store of value, with a monetary history far longer than gold's. Reflecting the fact that silver holds a unique place in history as both a precious metal as well as an integral part of literally hundreds of industrial applications, the fundamentals of silver are excellent. The management of Apex Silver believes that low prices and strong demand for silver from numerous new applications, combined with a systemic deficit in supply compared to demand that has resulted in historically low inventories, are coming together to position silver with the most attractive risk/reward profile within the precious metals complex.

        "As we have entered a period where the two decades of disinvestment away from the metal may well be coming to a close, modest incremental demand from investors, when superimposed onto silver's favorable supply/demand profile, could catalyze the revaluation of the metal as an asset class. As such, my plans at this key moment are to promote The Silver Institute's activities further by stimulating investment demand, the greatest untapped new source of consumption. I also intend to build upon the important initiatives related to promoting silver demand in China undertaken by Ross J. Beatty, Chairman and Chief Executive Officer of Pan American Silver Corp., and my predecessor at the Silver Institute. The efforts to stimulate institutional, pension fund and public demand for silver should include an assessment, with investment banks, of the great potential for the "securitization" of physical silver through securities such as Exchange Traded Futures (ETFs) similar to those being implemented by the World Gold Council for gold. With inventories of silver metal believed to be at the lowest level they have been in decades, even an infinitesimal move by investors into silver could have a huge effect on prices. Benefits from this program would accrue to all silver mining companies, including Apex Silver."

        Apex Silver Mines Limited is a mining exploration and development company. Since its inception in 1993, and public offering in November 1997, it has assumed an increasingly important profile within the silver sector. Its flagship asset is the San Cristobal silver-zinc project, located in the Potosi district of southwestern Bolivia. San Cristobal is one of the world's largest open-pit silver deposits. It hosts an orebody which contains approximately 455 million ounces of silver and eight billion pounds of zinc reserves, and the potential for additional significant reserve expansion is believed to be excellent. At the designed production rate of 40,000 tonnes of ore per day, San Cristobal is expected to produce concentrates containing approximately 27 million ounces of silver and 570 million pounds of zinc per year in the first five full years of production, making it one of the largest producers of both key metals.

        As a large-scale, open-pit operation, with economies of scale and a low strip ratio, San Cristobal should enjoy an inherently low-cost structure. For the first five years of production, the average cash operating cost per ounce of silver net of lead by-product credits is expected to be approximately $1.34 and the average cash operating cost per pound of zinc $0.22. Life-of-mine cash costs are now forecast to average about $1.95 per ounce of silver and $0.26 per pound of zinc.

        The common shares of Apex Silver trade on the American Stock Exchange under the symbol "SIL" and are included in the Philadelphia Stock Exchange's Gold and Silver Index, generally referred to as the XAU Index.

        This press release contains forward-looking statements regarding the company, within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, including statements regarding the development of its San Cristobal project and related estimates of reserves, production and operating costs as well as its global exploration program. Actual results relating to any and all of these subjects may differ materially from those presented. The company assumes no obligation to update this information. For additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements can be found in the company's Form 10-K filed with the SEC for the year ended December 31, 2002.

        CONTACT: Igor Levental, Vice President Investor Relations and Corporate Development, Apex Silver Mines Corporation, 303-764-9162.

Summary Financial Information
(In thousands of United States dollars, except for per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2003	June 30, 2002	June 30, 2003	June 30, 2002
Income and Expenses
Interest and other income	$173	$251	$328	$459
Trading gains	180	8	200	90
Exploration	(820)	(754)	(1,554)	(1,341)
Administrative	(1,583)	(2,755)	(2,711)	(3,508)
Amortization and depreciation	(11)	(15)	(17)	(35)

Net Loss	$(2,061)	$(3,265)	$(3,754)	$(4,335)

Net loss per Ordinary Share—basic and diluted	$(0.06)	$(0.09)	$(0.10)	$(0.12)

Weighted average Ordinary Shares outstanding	36,460,606	35,557,288	36,422,743	35,208,505

SUMMARY BALANCE SHEET DATA

	06/30/03	12/31/02
Cash and cash equivalents	$41,448	$44,146
Working capital	40,612	43,262
Property, plant and equipment (net)	96,008	93,781
Notes payable long term	690	770
Shareholder's equity	141,458	141,731

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